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                                                               EXHIBIT (d)(4) TO

                                                                 SCHDEDULE 13E-3

                                 AGREEMENT AS TO

                          CANCELLATION OF STOCK OPTION

         The undersigned is the holder of an option (the "Option") issued pursuant to the Janus Hotels and Resorts, Inc. ("Janus") Directors Stock Option Plan to acquire 15,000 shares of the common stock of Janus at an exercise price of $1.50 per share. The undersigned is also the holder of Stock Appreciation Rights ("SARs") with respect to Janus common stock at an exercise price of $2.48 per share.

         The undersigned acknowledges that the Board of Directors of Janus has approved an Agreement and Plan of Merger (the "Merger Agreement") by and between Janus and Janus Acquisition, Inc. ("Acquisition"), which provides for the merger of Janus with and into Acquisition and the payment to holders of Janus common stock (other than holders affiliated with Acquisition) of $0.65 per share.

         The undersigned hereby agrees to the cancellation of the Option and the SARs effective upon the closing of the merger contemplated by the Merger Agreement and the undersigned waives any interest in Acquisition as a result of such cancellation.

Dated: July 28, 2003                 /s/ Paul A. Tipps
                                     ____________________________________

                                     Paul A. Tipps